GREENBERG TRAURIG, LLP

2700 Two Commerce Square

2001 Market Street

Philadelphia, PA 19103

Phone: (215) 988-7800

Facsimile: (215) 988-7801

Steven M. Felsenstein, Esq.
Direct Dial: (215) 988-7837
E-mail: felsensteins@gtlaw.com

February 23, 2015

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	New Century Portfolios

SEC File Nos. 33-24041/811-5646

Ladies and Gentlemen:

On behalf of the New Century Portfolios (the “Trust”), attached herewith for filing pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (the “1933 Act”), please find Post-Effective Amendment No. 39 to the Trust’s Registration Statement on Form N-1A (“PEA No. 39”).

PEA No. 39 is being filed to: (i) update financial information; (ii) incorporate by reference the audited financial information for the Trust for its most recent fiscal year ended October 31, 2014; (iii) make certain other non-material changes; and (iv) add appropriate exhibits and consents.  As required by Rule 485(b) under the 1933 Act, PEA No. 39 does not contain any disclosures that would render it ineligible to become effective on March 1, 2015 pursuant to Rule 485(b) under the 1933 Act.  Though it is filed as of the date hereof, as permitted by Rule 485(b) under the 1933 Act and as set forth on the cover page to PEA No. 39, the Trust has designated March 1, 2015, which is a date not later than thirty days after the date on which PEA No. 39 is filed, as the date on which PEA No. 39 shall become effective.

Questions concerning PEA No. 39 may be directed to Steven M. Felsenstein at (215) 988-7837, or in his absence, Richard M. Cutshall at (312) 476-5121.

Very truly yours,

/s/ Steven M. Felsenstein

Steven M. Felsenstein

cc:	Nicole M. Tremblay

Richard M. Cutshall